FOR IMMEDIATE RELEASE

CONTACTS:      James G. Rakes, Chairman, President & CEO   (540) 951-6236
               J. Robert Buchanan, Treasurer               (276) 979-0341


                            NATIONAL BANKSHARES, INC.
                         INCLUEDED IN RUSSELL 3000 INDEX


BLACKSBURG, VA, JULY 21, 2003: National Bankshares, Inc. (Nasdaq SmallCap
Market: NKSH) was recently added by The Frank Russell Company to the Russell 3000(R) Index. The Index includes the 3,000 largest publicly traded companies in the United States, as measured by market capitalization. It is adjusted each year based upon companies' stock performance, and changes are announced in July. The Russell indexes are often used by investment managers of stock index funds to purchase shares of companies named in the listing.

"We are very pleased to be included on the nationally-known Russell 3000 (R) Index," commented James G. Rakes, Chairman, President and CEO of National Bankshares. "This brings additional recognition and visibility to our company, and hopefully it will be a positive development for our stockholders over the long term. We especially appreciate the support of our stockholders, because it is their confidence that has brought National Bankshares to this milestone."

National Bankshares, Inc. is a financial holding company. It is the parent company of two historic community banks serving Southwest Virginia with a total of twenty-three branch offices. The National Bank, with its main office in Blacksburg, was chartered in 1891, and Bank of Tazewell County, headquartered in Tazewell, was founded in 1889. The company also has a non-bank subsidiary, National Bankshares Financial Services, that offers investment and insurance products in its market area. National Bankshares, Inc. stock is traded on the Nasdaq Stock Market under the symbol "NKSH". More information is available on the company's web site at www.nationalbankshares.com.